VALUATION MATERIALS PREPARED FOR:

                            THE BOARD OF DIRECTORS OF

                          SPANLINK COMMUNICATIONS, INC.



                                February 23, 1999




                         DOUGHERTY SUMMIT SECURITIES LLC





 THE FOLLOWING INFORMATION IS CONFIDENTIAL AND PROPRIETARY TO DOUGHERTY SUMMIT SECURITIES LLC. THE INFORMATION HAS BEEN PREPARED FOR THE BENEFIT OF SPANLINK COMMUNICATIONS, INC. AND IS PROVIDED UPON THE UNDERSTANDING THAT ANY PERSON ACCEPTING IT WILL NOT, WITHOUT THE PRIOR PERMISSION OF DOUGHERTY SUMMIT SECURITIES LLC, UTILIZE THE INFORMATION FOR ANY PURPOSE OTHER THAN AS DESCRIBED HEREIN.

                                TABLE OF CONTENTS





 TAB                                                                      PAGE

 I.        EXECUTIVE SUMMARY                                                1


 II.       STOCK PRICE AND VOLUME DATA                                      4


 III.      DISCOUNTED CASH FLOW ANALYSIS                                    7


 IV.       COMPARABLE PUBLIC COMPANY ANALYSIS                              14


 V.        ANALYSIS OF COMPARABLE MERGER AND ACQUISITION TRANSACTIONS      25


 VI.       VALUATION CONCLUSION                                            28

I.       EXECUTIVE SUMMARY

         Dougherty Summit Securities LLC ("DSS") was retained by Spanlink Communications, Inc. ("Spanlink" or the "Company") to provide an opinion as to the fair value of 100% of the common stock of Spanlink. This opinion is being provided for the Board of Directors of Spanlink to evaluate the potential for maximizing shareholder value through a sale or merger transaction of the Company.

         In rendering our valuation opinion, DSS has reviewed, among other things:

         o Audited financial data for the Company for the years ended December 31, 1996 through 1997;

         o        Unaudited financial data for year ended December 31, 1998;

         o Certain projected financial information for the Company for the years ending December 31, 1999 through 2003;

         o Certain historical stock price and volume trading information for the Company=s shares;

         o We held discussions with senior management of the Company concerning the historical and current operations of the business, its financial condition and prospects, as well as the present strategic and operating issues facing the Company.

         o We have assumed that (i) the accuracy of the Company=s historical financial statements and (ii) the financial forecasts as provided by Spanlink=s management were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgements of the management of Spanlink.

Based upon our review of the Company=s historical and projected operating performance and certain other qualitative factors associated with the Company, we used three valuation techniques to determine a range of fair value for 100% of the common stock of the Company.

         o        Our methodologies included:

                  - A discounted cash flow analysis of the Company including sensitivity analyses utilizing a range of assumptions;

                  - A review and comparison of trading multiples for comparable publicly-traded companies;

                  - A review of recently completed precedent transaction multiples for control acquisitions in the computer telephony/call center industry and computer software industry in general (including multiples of revenues and net income).


         Based on our valuation analysis, we determined that fair value for 100% of the common stock of Spanlink in a sale/merger transaction would, in all likelihood, be in the range of $8.00 to $10.00 per share.

SPANLINK COMMUNICATIONS, INC.

TRANSACTION PRICING MATRIX

PRICE PER SHARE                                                         $7.00     $8.00    $9.00    $10.00    $11.00    $12.00

 (000's) Except Per Share Data

Shares Outstanding                         5,080                      $35,560   $40,640  $45,720   $50,800   $55,880   $60,960
Options and Warrants                       1,268
     Average Exercise Price                $2.85                       $5,262    $6,530   $7,798    $9,066   $10,334   $11,602

EQUITY PURCHASE PRICE                                                 $40,822   $47,170  $53,518   $59,866   $66,214   $72,562

PLUS DEBT ASSUMED                                                        $900      $900     $900      $900      $900      $900
LESS CASH AND EQUIVALENTS                                             ($3,786)  ($3,786) ($3,786)  ($3,786)  ($3,786)  ($3,786)

IMPLIED ENTERPRISE VALUE                                              $37,936   $44,284  $50,632   $56,980   $63,328   $69,676


                                                                                                 VALUATION MULTIPLES
ENTERPRISE VALUE: REVENUE
1998                                     $12,000                        $3.16     $3.69    $4.22     $4.75     $5.28     $5.81
Projected 1999                            18,000                        $2.11     $2.46    $2.81     $3.17     $3.52     $3.87
Projected 2000                            27,000                        $1.41     $1.64    $1.88     $2.11     $2.35     $2.58


ENTERPRISE VALUE: EBITDA
1998                                      $1,238                       $30.64    $35.77   $40.90    $46.03    $51.15    $56.28
Projected 1999                             2,282                       $16.62    $19.41   $22.19    $24.97    $27.75    $30.53
Projected 2000                             4,827                        $7.86     $9.17   $10.49    $11.80    $13.12    $14.43


ENTERPRISE VALUE: EBIT
1998                                        $888                       $42.72    $49.87   $57.02    $64.17    $71.32    $78.46
Projected 1999                             1,982                       $19.14    $22.34   $25.55    $28.75    $31.95    $35.15
Projected 2000                             4,527                        $8.38     $9.78   $11.18    $12.59    $13.99    $15.39


EQUITY PURCHASE PRICE:  EPS  /  NET INCOME
1998                                       $0.16      $848             $48.14    $55.63   $63.11    $70.60    $78.08    $85.57
Projected 1999                              0.20     1,119             $36.48    $42.15   $47.83    $53.50    $59.17    $64.85
Projected 2000                              0.46     2,668             $15.30    $17.68   $20.06    $22.44    $24.82    $27.20



                                                                                              STOCK PRICE PREMIUMS
EQUITY PURCHASE PRICE / STOCK PRICE
Current Stock Price                        $4.38                        59.8%     82.6%   105.5%    128.3%    151.1%    174.0%
1998 High Stock Price                      $4.25                        64.7%     88.2%   111.8%    135.3%    158.8%    182.4%

Equity Purchase Price = shares outstanding times the offered price + options/warrants outstanding times the offered price net of the average exercise price 1998 results are estimated based on the 9 months ended September 30, 1998 Projected 1999 and 2000 net income calculation assumes a 40% tax rate

II.      STOCK PRICE AND VOLUME DATA
         For widely held, actively traded public companies, the public market normally provides an indication of fair market value for a minority interest in a Company. Spanlink has been a public company since April 24, 1996 and is traded on the Nasdaq Stock Market. Approximately 37% of the outstanding shares of common stock is controlled, in the aggregate, by officers and directors. A total of 2.18 million shares traded during 1998, equal to 43% of the outstanding shares and 68% of the public float. The 30 day, 60 day, 90 day and one-year average daily volume of Spanlink shares was 9,391; 7,044; 9,108; and 9,235 respectively.

         The high and low per share (bid) price of the Spanlink common shares during 1998 was $4.25 and $2.00, respectively. During 1998, 10% of the Spanlink shares traded at a price equal to or greater than $4.00 while the average price was $3.09. Spanlink=s stock price increased 93.8% from $2.00 on December 31, 1997 to $3.88 on December 31, 1998 while year-to-date, the price has advanced 12.9% to $4.38. However, the current price of $4.38 is only 9.4% higher than the IPO price of $4.00 approximately 33 months ago, and is 44% lower than the all-time high of $7.75 on May 20, 1996.

         The relatively low trading volume of Spanlink common stock and the illiquidity has reduced potential institutional interest in shares of the Company while equity research coverage remains limited. Thus, we believe that the market trading price of the stock does not fully reflect the Company=s value based on its long-term prospects.

                          Spanlink Communications, Inc.
                                Price and Volume

                           Daily: 12/31/97 to 12/31/98

[Line Chart Omitted]


Date                  Open              High              Low               Close           Volume
31-Dec-98             $3.81             $3.81             $3.81             $3.81           $400.00
30-Dec-98             $3.88             $4.00             $3.75             $3.75         $4,800.00
29-Dec-98             $4.00             $4.00             $3.75             $3.75         $8,600.00
28-Dec-98             $3.88             $3.88             $3.75             $3.75         $3,900.00
24-Dec-98             $3.63             $3.63             $3.63             $3.63           $700.00
23-Dec-98             $3.88             $3.88             $3.88             $3.88           $200.00
22-Dec-98             $4.00             $4.00             $3.63             $3.75        $31,700.00
21-Dec-98             $4.00             $4.00             $3.69             $4.00         $3,100.00
18-Dec-98             $4.13             $4.13             $3.88             $4.00         $1,900.00
17-Dec-98             $3.88             $4.00             $3.63             $4.00         $7,400.00
16-Dec-98             $3.88             $4.00             $3.88             $3.88         $4,700.00
15-Dec-98             $3.81             $3.88             $3.81             $3.88           $800.00
14-Dec-98             $3.50             $3.88             $3.50             $3.81         $8,300.00
11-Dec-98             $3.63             $4.00             $3.50             $3.88        $22,000.00
10-Dec-98             $4.00             $4.00             $3.75             $3.88         $8,100.00
 9-Dec-98             $3.75             $4.00             $3.75             $4.00        $11,900.00
 8-Dec-98             $3.75             $3.94             $3.69             $3.75        $20,700.00
 7-Dec-98             $3.38             $3.75             $3.38             $3.75        $35,000.00
 4-Dec-98             $3.31             $3.44             $3.31             $3.44         $6,400.00
 3-Dec-98             $3.31             $3.44             $3.31             $3.44         $2,300.00
 2-Dec-98             $3.31             $3.31             $3.31             $3.31         $3,100.00
 1-Dec-98             $3.31             $3.44             $3.25             $3.44        $15,800.00
30-Nov-98             $3.44             $3.50             $3.25             $3.44        $14,200.00
27-Nov-98             $3.25             $3.25             $3.25             $3.25         $5,500.00
25-Nov-98             $3.13             $3.25             $3.13             $3.25        $19,300.00
24-Nov-98             $3.13             $3.13             $3.13             $3.13           $600.00
23-Nov-98             $3.13             $3.13             $3.13             $3.13         $7,000.00
19-Nov-98             $3.19             $3.19             $3.13             $3.19         $3,900.00
18-Nov-98             $3.25             $3.27             $3.25             $3.27           $200.00
17-Nov-98             $3.19             $3.19             $3.19             $3.19           $200.00
16-Nov-98             $3.44             $3.44             $3.19             $3.19         $2,200.00
13-Nov-98             $3.31             $3.31             $3.25             $3.25         $3,900.00
12-Nov-98             $3.13             $3.31             $3.13             $3.31         $4,400.00
11-Nov-98             $3.44             $3.44             $2.88             $3.19        $19,100.00
10-Nov-98             $3.44             $3.44             $3.44             $3.44         $1,300.00
 9-Nov-98             $3.69             $3.69             $3.38             $3.38         $1,500.00
 5-Nov-98             $3.38             $3.50             $3.38             $3.50           $700.00
 4-Nov-98             $3.31             $3.50             $3.31             $3.31         $4,600.00
 3-Nov-98             $3.44             $3.50             $3.38             $3.38        $12,000.00
30-Oct-98             $3.50             $3.50             $3.25             $3.25           $300.00
29-Oct-98             $3.25             $3.25             $3.25             $3.25           $200.00
28-Oct-98             $3.25             $3.50             $3.25             $3.50         $3,200.00
27-Oct-98             $3.38             $3.50             $3.38             $3.50         $1,700.00
26-Oct-98             $3.50             $3.50             $3.50             $3.50           $200.00
23-Oct-98             $3.13             $3.14             $3.13             $3.13         $3,000.00
22-Oct-98             $3.75             $3.75             $3.19             $3.19         $8,200.00
21-Oct-98             $3.88             $3.88             $3.38             $3.38         $2,700.00
20-Oct-98             $3.31             $3.75             $3.31             $3.31         $3,900.00
19-Oct-98             $3.50             $3.50             $3.13             $3.31        $52,100.00
16-Oct-98             $4.00             $4.00             $3.63             $3.63         $7,400.00
15-Oct-98             $3.75             $3.75             $3.38             $3.50        $43,500.00
14-Oct-98             $3.50             $3.75             $3.50             $3.63        $20,200.00
13-Oct-98             $3.55             $3.75             $3.55             $3.75         $6,000.00
12-Oct-98             $3.75             $3.75             $3.75             $3.75         $1,200.00
 9-Oct-98             $3.88             $3.88             $3.75             $3.75         $4,800.00
 8-Oct-98             $3.75             $3.94             $3.75             $3.75        $16,000.00
 7-Oct-98             $3.88             $4.00             $3.75             $3.75        $10,200.00
 6-Oct-98             $3.88             $4.00             $3.88             $3.88        $14,000.00
 5-Oct-98             $4.00             $4.00             $3.88             $3.88        $23,100.00
 2-Oct-98             $4.06             $4.56             $3.88             $4.13        $39,000.00
 1-Oct-98             $4.25             $4.25             $4.00             $4.13        $15,300.00
30-Sep-98             $4.00             $4.16             $4.00             $4.13        $13,200.00
29-Sep-98             $4.38             $4.38             $3.88             $4.00        $29,400.00
28-Sep-98             $4.50             $4.75             $4.19             $4.22        $34,200.00
25-Sep-98             $4.00             $4.38             $4.00             $4.25        $29,800.00
24-Sep-98             $3.38             $4.13             $3.38             $4.00        $26,000.00
23-Sep-98             $3.25             $3.39             $3.13             $3.38        $22,600.00
22-Sep-98             $3.25             $3.38             $3.00             $3.25        $27,500.00
21-Sep-98             $2.75             $3.00             $2.75             $3.00         $6,200.00
18-Sep-98             $3.00             $3.00             $3.00             $3.00        $15,100.00
17-Sep-98             $3.13             $3.13             $2.88             $3.00         $5,800.00
16-Sep-98             $2.94             $3.00             $2.88             $3.00        $26,500.00
15-Sep-98             $2.94             $2.94             $2.94             $2.94         $2,500.00
14-Sep-98             $2.94             $2.94             $2.63             $2.94         $3,400.00
11-Sep-98             $2.94             $2.94             $2.94             $2.94           $500.00
10-Sep-98             $2.63             $3.00             $2.63             $2.72           $900.00
 9-Sep-98             $2.72             $3.00             $2.72             $3.00         $1,000.00
 8-Sep-98             $2.75             $3.00             $2.72             $3.00        $12,000.00
 4-Sep-98             $2.88             $2.88             $2.50             $2.50           $300.00
 3-Sep-98             $2.50             $2.50             $2.50             $2.50         $1,000.00
 1-Sep-98             $2.50             $2.81             $2.38             $2.69         $4,900.00
31-Aug-98             $2.63             $3.00             $2.50             $2.50        $23,700.00
28-Aug-98             $3.00             $3.00             $2.75             $2.75         $6,400.00
26-Aug-98             $3.13             $3.25             $3.00             $3.00         $3,700.00
25-Aug-98             $3.38             $3.38             $3.00             $3.00           $600.00
24-Aug-98             $3.38             $3.38             $3.00             $3.00         $4,700.00
20-Aug-98             $2.75             $3.00             $2.75             $3.00         $1,800.00
19-Aug-98             $3.25             $3.25             $2.88             $3.00         $5,100.00
18-Aug-98             $3.00             $3.25             $2.75             $2.75        $16,400.00
17-Aug-98             $3.00             $3.38             $3.00             $3.13         $4,900.00
14-Aug-98             $3.25             $3.25             $3.25             $3.25         $1,500.00
13-Aug-98             $3.38             $3.38             $3.25             $3.25         $5,500.00
12-Aug-98             $3.50             $3.50             $3.50             $3.50         $2,000.00
11-Aug-98             $3.50             $3.63             $3.38             $3.38         $4,500.00
10-Aug-98             $3.63             $3.63             $3.50             $3.50         $8,700.00
 7-Aug-98             $3.50             $3.50             $3.50             $3.50         $1,300.00
 6-Aug-98             $3.50             $3.50             $3.50             $3.50         $1,400.00
 5-Aug-98             $3.50             $3.50             $3.50             $3.50         $2,000.00
 4-Aug-98             $3.50             $3.88             $3.50             $3.50         $8,300.00
 3-Aug-98             $3.63             $3.75             $3.50             $3.50         $3,600.00
31-Jul-98             $3.75             $3.75             $3.63             $3.63           $900.00
30-Jul-98             $3.63             $3.75             $3.63             $3.75         $6,300.00
29-Jul-98             $3.50             $3.75             $3.50             $3.50         $2,700.00
28-Jul-98             $3.63             $3.63             $3.50             $3.50        $21,100.00
27-Jul-98             $3.50             $3.50             $3.50             $3.50        $11,700.00
24-Jul-98             $3.25             $3.63             $3.25             $3.63        $31,900.00
23-Jul-98             $3.44             $3.44             $3.25             $3.38         $9,900.00
22-Jul-98             $3.50             $3.50             $3.25             $3.25        $33,200.00
21-Jul-98             $3.25             $3.38             $3.25             $3.38        $71,600.00
20-Jul-98             $3.25             $3.25             $3.25             $3.25         $3,800.00
17-Jul-98             $3.13             $3.38             $3.13             $3.38         $8,100.00
16-Jul-98             $3.00             $3.25             $3.00             $3.25        $13,800.00
15-Jul-98             $3.00             $3.13             $3.00             $3.13         $3,000.00
14-Jul-98             $3.25             $3.25             $3.00             $3.25         $5,600.00
13-Jul-98             $3.25             $3.25             $3.00             $3.00         $3,600.00
10-Jul-98             $3.25             $3.25             $3.25             $3.25         $1,000.00
 8-Jul-98             $3.25             $3.50             $3.25             $3.50        $13,700.00
 7-Jul-98             $3.00             $3.25             $3.00             $3.13         $7,100.00
 2-Jul-98             $3.00             $3.13             $3.00             $3.13         $3,000.00
 1-Jul-98             $3.13             $3.25             $3.13             $3.13         $4,100.00
30-Jun-98             $3.13             $3.25             $3.13             $3.25         $9,200.00
29-Jun-98             $3.00             $3.00             $3.00             $3.00           $100.00
26-Jun-98             $3.00             $3.00             $3.00             $3.00           $300.00
25-Jun-98             $2.75             $3.25             $2.75             $3.00        $25,100.00
24-Jun-98             $2.88             $2.88             $2.75             $2.75        $20,000.00
23-Jun-98             $3.00             $3.00             $2.88             $2.88         $6,000.00
22-Jun-98             $3.00             $3.00             $3.00             $3.00         $4,000.00
19-Jun-98             $3.13             $3.13             $3.13             $3.13         $1,000.00
18-Jun-98             $3.13             $3.25             $2.88             $3.00         $8,700.00
17-Jun-98             $3.25             $3.25             $3.13             $3.25         $8,800.00
16-Jun-98             $3.25             $3.25             $3.25             $3.25         $2,600.00
15-Jun-98             $3.25             $3.25             $3.25             $3.25         $1,000.00
12-Jun-98             $3.25             $3.63             $3.25             $3.25        $19,300.00
11-Jun-98             $3.50             $3.50             $3.25             $3.25         $4,000.00
10-Jun-98             $3.25             $3.25             $3.25             $3.25         $2,000.00
 9-Jun-98             $3.50             $3.50             $3.38             $3.38         $9,400.00
 8-Jun-98             $3.56             $3.56             $3.50             $3.50        $22,100.00
 5-Jun-98             $3.63             $3.63             $3.63             $3.63         $4,000.00
 4-Jun-98             $3.63             $3.63             $3.63             $3.63           $900.00
 2-Jun-98             $3.75             $3.75             $3.63             $3.63           $900.00
 1-Jun-98             $3.75             $3.88             $3.56             $3.75        $20,900.00
29-May-98             $3.56             $3.56             $3.56             $3.56        $15,700.00
27-May-98             $3.75             $3.75             $3.50             $3.50         $9,100.00
22-May-98             $3.88             $3.94             $3.75             $3.75        $13,500.00
21-May-98             $3.88             $4.00             $3.75             $3.81        $41,900.00
20-May-98             $4.00             $4.00             $3.75             $3.75         $6,800.00
19-May-98             $3.75             $3.88             $3.75             $3.75         $9,200.00
18-May-98             $3.75             $3.75             $3.75             $3.75         $4,800.00
15-May-98             $3.69             $3.88             $3.69             $3.75        $33,200.00
14-May-98             $3.64             $3.72             $3.63             $3.72         $6,600.00
13-May-98             $3.63             $3.63             $3.63             $3.63         $3,400.00
12-May-98             $3.75             $3.75             $3.63             $3.75         $3,300.00
11-May-98             $3.81             $3.81             $3.63             $3.63        $17,000.00
 8-May-98             $3.63             $3.75             $3.50             $3.50         $8,900.00
 7-May-98             $3.63             $3.63             $3.50             $3.50         $2,800.00
 6-May-98             $3.50             $3.75             $3.31             $3.31         $4,200.00
 5-May-98             $3.13             $3.25             $3.13             $3.25           $700.00
 4-May-98             $3.63             $3.63             $3.13             $3.13         $1,200.00
 1-May-98             $3.50             $3.50             $3.13             $3.50        $14,500.00
30-Apr-98             $3.06             $3.50             $3.06             $3.31        $10,300.00
29-Apr-98             $3.50             $3.50             $3.38             $3.50         $5,800.00
28-Apr-98             $3.75             $3.75             $3.38             $3.50        $14,300.00
27-Apr-98             $3.25             $3.75             $3.25             $3.63         $7,500.00
24-Apr-98             $3.75             $3.75             $3.50             $3.69        $38,200.00
23-Apr-98             $3.56             $3.75             $3.56             $3.75         $5,900.00
22-Apr-98             $3.63             $3.63             $3.50             $3.56         $9,000.00
21-Apr-98             $3.38             $3.88             $3.25             $3.63       $103,000.00
20-Apr-98             $3.06             $3.25             $3.06             $3.25        $19,300.00
15-Apr-98             $3.00             $3.06             $3.00             $3.00        $13,500.00
14-Apr-98             $2.88             $2.88             $2.88             $2.88         $5,500.00
 9-Apr-98             $3.06             $3.13             $2.88             $3.00         $7,200.00
 8-Apr-98             $3.00             $3.06             $2.88             $3.06         $3,100.00
 7-Apr-98             $3.13             $3.13             $3.00             $3.00        $13,900.00
 6-Apr-98             $2.94             $3.06             $2.94             $3.00         $9,000.00
 3-Apr-98             $2.88             $2.91             $2.88             $2.88         $3,500.00
 2-Apr-98             $2.88             $2.97             $2.88             $2.88         $3,800.00
 1-Apr-98             $2.88             $2.88             $2.88             $2.88         $4,800.00
30-Mar-98             $2.88             $2.88             $2.88             $2.88        $10,900.00
27-Mar-98             $2.88             $2.95             $2.88             $2.88        $19,300.00
26-Mar-98             $2.88             $2.94             $2.88             $2.94         $1,000.00
25-Mar-98             $2.88             $2.88             $2.88             $2.88           $500.00
24-Mar-98             $3.00             $3.00             $2.88             $2.88        $10,800.00
23-Mar-98             $3.00             $3.00             $3.00             $3.00         $1,000.00
19-Mar-98             $2.75             $3.00             $2.75             $2.75         $3,300.00
18-Mar-98             $3.00             $3.00             $2.75             $2.75         $3,800.00
17-Mar-98             $2.75             $2.75             $2.75             $2.75         $2,200.00
16-Mar-98             $2.75             $2.75             $2.75             $2.75         $6,500.00
13-Mar-98             $2.75             $2.88             $2.75             $2.75        $50,500.00
12-Mar-98             $2.88             $2.88             $2.75             $2.75         $8,800.00
11-Mar-98             $2.63             $2.88             $2.63             $2.88         $4,200.00
10-Mar-98             $2.63             $2.63             $2.63             $2.63         $7,400.00
 9-Mar-98             $2.63             $2.63             $2.63             $2.63         $1,700.00
 6-Mar-98             $2.63             $2.63             $2.63             $2.63         $9,200.00
 5-Mar-98             $2.63             $2.63             $2.63             $2.63         $3,400.00
 4-Mar-98             $2.63             $2.63             $2.63             $2.63        $11,600.00
 2-Mar-98             $2.63             $2.63             $2.63             $2.63         $3,700.00
27-Feb-98             $2.63             $2.63             $2.63             $2.63         $1,000.00
26-Feb-98             $2.75             $2.75             $2.63             $2.63         $3,800.00
25-Feb-98             $2.63             $2.75             $2.63             $2.75        $23,300.00
24-Feb-98             $2.50             $2.59             $2.50             $2.59        $89,600.00
23-Feb-98             $2.50             $2.50             $2.50             $2.50         $3,900.00
19-Feb-98             $2.50             $2.63             $2.50             $2.63         $1,300.00
18-Feb-98             $2.75             $2.75             $2.50             $2.63        $16,200.00
17-Feb-98             $2.50             $2.50             $2.50             $2.50         $2,000.00
13-Feb-98             $2.50             $2.50             $2.50             $2.50           $800.00
12-Feb-98             $2.50             $2.63             $2.50             $2.50         $6,200.00
11-Feb-98             $2.38             $2.38             $2.38             $2.38        $11,700.00
10-Feb-98             $2.38             $2.38             $2.38             $2.38         $2,000.00
 6-Feb-98             $2.38             $2.63             $2.38             $2.38        $14,700.00
 5-Feb-98             $2.38             $2.38             $2.38             $2.38         $3,600.00
 4-Feb-98             $2.38             $2.38             $2.38             $2.38           $100.00
 3-Feb-98             $2.38             $2.50             $2.38             $2.50         $3,500.00
 2-Feb-98             $2.56             $2.56             $2.25             $2.31         $5,700.00
30-Jan-98             $2.25             $2.56             $2.25             $2.38        $11,800.00
29-Jan-98             $2.13             $2.50             $2.13             $2.50         $6,400.00
28-Jan-98             $2.19             $2.19             $2.19             $2.19         $4,400.00
26-Jan-98             $2.25             $2.25             $2.19             $2.19        $14,800.00
23-Jan-98             $2.19             $2.25             $2.19             $2.19         $6,200.00
22-Jan-98             $2.19             $2.19             $2.19             $2.19         $9,200.00
21-Jan-98             $2.19             $2.19             $2.19             $2.19         $5,000.00
20-Jan-98             $2.13             $2.13             $2.13             $2.13         $5,900.00
16-Jan-98             $2.13             $2.19             $2.13             $2.13         $8,200.00
15-Jan-98             $2.13             $2.13             $2.13             $2.13         $3,000.00
14-Jan-98             $2.13             $2.13             $2.13             $2.13         $1,600.00
13-Jan-98             $2.13             $2.13             $2.13             $2.13         $2,000.00
12-Jan-98             $2.25             $2.25             $2.25             $2.25         $1,100.00
 9-Jan-98             $2.13             $2.25             $2.13             $2.25           $700.00
 8-Jan-98             $2.13             $2.25             $2.13             $2.13         $4,600.00
 7-Jan-98             $2.13             $2.38             $2.13             $2.38         $7,700.00
 6-Jan-98             $2.00             $2.38             $2.00             $2.38         $5,900.00
 5-Jan-98             $2.00             $2.38             $2.00             $2.38        $11,900.00
 2-Jan-98             $2.13             $2.13             $2.03             $2.03         $5,100.00

III.     DISCOUNTED CASH FLOW METHOD

         The Discounted Cash Flow Method is based on projected earnings and capital requirements and the subsequent cash flows generated by the assets of a company. The premise underlying this method of analysis is that the value of a business enterprise is equal to the present worth of the future economic benefits of ownership.

         Spanlink=s stand-alone forecasted cash flows for the five-year period 1999-2003 and the terminal value in 2003 are discounted back to present value at the weighted average cost of capital and then added together. The weighted average cost of capital is the weighted average of the return on debt capital and the return on equity capital given the company=s long-term or target capital structure. Spanlink is currently financed almost entirely with equity capital (as are the comparable public companies). The projections assume that retained earnings will finance growth, so the weighted average cost of capital is equal to the cost of equity. Given our assessment of Spanlink=s investment risk, returns on micro-capitalization common stocks and the level of interest rates, we estimated the cost of equity to be between 22% and 26%.

         Because Spanlink will have the ability to generate cash flow well beyond the five-year forecast period, we capitalized the value of the Company at the end of 2003. This terminal value is calculated by applying EBITDA multiples of between 8 and 12 to Spanlink=s 2003 projected EBITDA. The EBITDA multiples were derived from trading multiples of the comparable public companies and our estimate of Spanlink=s earnings growth outlook as of the end of 2003.

         Furthermore, because we are appraising the value for Spanlink as if merged or sold, we need to estimate a control value. A control value represents the additional value, over a minority interest, that may be expected by a purchaser of 100% of a Company. Synergistic opportunities as well as the negotiating strength of the buyer and seller are factors that ultimately determine merger/acquisition pricing along with the underlying earnings potential and financial condition of the selling entity. A control value reflects consideration of all relevant factors and the resulting control premium is expressed as the percentage by which the sale/merger price exceeds the minority trading price prior to public disclosure of the transaction. For example, the average and median control premium in 1997 for 487 public company merger/sale transactions (as reported by MergerStat) was 37.5% and 27.5%, respectively. Control premiums in 1997 were slightly lower than in recent years.

         We identified potential synergies that could result by combining Spanlink with a strategic buyer as follows: (I) incremental revenue to Spanlink due to expanded sales distribution provided by a buyer, (ii) incremental revenue to a buyer by integrating Spanlink=s products to the buyer=s product line and (iii) reduced selling, general and administrative expenses by eliminating overlapping sales and marketing personnel and administrative positions. In addition, Spanlink=s cost of public company reporting including annual audits would be eliminated. Quantifying the impact of these potential synergies is somewhat speculative and will vary depending on the buyer. Also, premiums vary over time, from industry to industry and from company to company within an industry. Therefore, to provide a reasonable estimate of control value, we have applied control premiums ranging from 20% to 40% to the appraised minority value.

         Based on our discounted cash flow analysis, we derived minority interest values of $5.99 to $10.17 per share with a mid-point value of $7.93 per share. Applying a range of control premiums of 20% to 40% to the mid-point value of $7.93 produced a range of sale/merger values of $9.52 to $11.10 per share.

SPANLINK COMMUNICATIONS, INC.                    SUMMARY OF SENSITIVITY ANALYSIS

DISCOUNTED CASH FLOW ANALYSIS
($000's, except per share)


                                                    TERMINAL VALUE EBITDA MULTIPLES
DISCOUNT RATE @ 22%
                                               8.0          9.0        10.0        11.0         12.0

Present Value of 1999-2003 Cash Flows        $4,728       $4,728      $4,728      $4,728       $4,728
Present Value of Terminal Value              31,839       35,819      39,799      43,779       47,759

Enterprise Value                             36,567       40,547      44,527      48,507       52,486
Less Interest Bearing Debt                     (943)        (943)       (943)       (943)        (943)
Plus Cash and Equivalents                       170          170         170         170          170

Common Equity Value                         $35,794      $39,774     $43,754     $47,734      $51,713
Shares Outstanding                            5,085        5,085       5,085       5,085        5,085
Per Share                                     $7.04        $7.82       $8.60       $9.39       $10.17

                                                    TERMINAL VALUE EBITDA MULTIPLES
DISCOUNT RATE @ 24%
                                                8.0          9.0        10.0        11.0         12.0

Present Value of 1999-2003 Cash Flows        $4,422       $4,422      $4,422      $4,422       $4,422
Present Value of Terminal Value              29,352       33,021      36,690      40,359       44,029

Enterprise Value                             33,774       37,443      41,112      44,781       48,450
Less Interest Bearing Debt                     (943)        (943)       (943)       (943)        (943)
Plus Cash and Equivalents                       170          170         170         170          170

Common Equity Value                         $33,001      $36,670     $40,339     $44,008      $47,677
Shares Outstanding                            5,085        5,085       5,085       5,085        5,085
Per Share                                     $6.49        $7.21       $7.93       $8.65        $9.38

                                                    TERMINAL VALUE EBITDA MULTIPLES
DISCOUNT RATE @ 26%
                                                8.0          9.0        10.0        11.0         12.0

Present Value of 1999-2003 Cash Flows        $4,140       $4,140      $4,140      $4,140       $4,140
Present Value of Terminal Value              27,098       30,485      33,872      37,259       40,647

Enterprise Value                             31,238       34,625      38,012      41,399       44,787
Less Interest Bearing Debt                     (943)        (943)       (943)       (943)        (943)
Plus Cash and Equivalents                       170          170         170         170          170

Common Equity Value                         $30,465      $33,852     $37,239     $40,626      $44,014
Shares Outstanding                            5,085        5,085       5,085       5,085        5,085
Per Share                                     $5.99        $6.66       $7.32       $7.99        $8.66


SPANLINK COMMUNICATIONS, INC.

DISCOUNTED CASH FLOW ANALYSIS
                                         PROJECTED NET DEBT-FREE CASH FLOW
                                         For the Years Ending December 31
                                         ($000's)

                                        1998E           1999E            2000E           2001E           2002E           2003E
Sales                                  $12,000         $18,000          $27,000         $37,800         $49,140         $61,425
Cost of Sales                            4,430           7,200           10,800          15,120          19,656          24,570

Gross Margin                             7,570          10,800           16,200          22,680          29,484          36,855
Operating Expenses                       6,682           8,818           11,673          15,876          20,639          25,799

Operating Income                           888           1,982            4,527           6,804           8,845          11,057
Income Taxes                               355             793            1,811           2,722           3,538           4,423

Debt-Free Net Income                       533           1,189            2,716           4,082           5,307           6,634
Depreciation and Amortization              450             528              300             300             300             300

Debt-Free Cash Flow                        983           1,717            3,016           4,382           5,607           6,934

Change in Working Capital               (2,580)         (2,000)          (1,500)         (1,800)         (1,890)         (2,048)
Capital Expenditures                      (250)           (432)            (300)           (300)           (300)           (300)

Net Debt-Free Cash Flow                ($1,847)          ($715)          $1,216          $2,282          $3,417          $4,586


Note: 1998 data is estimated based on actual results for the nine months ended September 30, 1998

SPANLINK COMMUNICATIONS, INC.

DISCOUNTED CASH FLOW ANALYSIS

                                                                ASSUMPTIONS
                                                                For the Years Ending December 31

                                                    1999             2000              2001              2002             2003

Sales Growth                                       50.0%            50.0%             40.0%             30.0%            25.0%
Operating Margin                                   11.0%            16.8%             18.0%             18.0%            18.0%
Tax Rate                                           40.0%            40.0%             40.0%             40.0%            40.0%
Unlevered Net Income Margin                         6.6%            10.1%             10.8%             10.8%            10.8%
Unlevered Net Income Growth                       123.2%           128.4%             50.3%             30.0%            25.0%
Depreciation and Amort. As a % of Sales             2.9%             1.1%              0.8%              0.6%             0.5%
Capital Expenditures as a % of Sales                2.4%             1.1%              0.8%              0.6%             0.5%
Change in WC as a % of Change in Sales             33.3%            16.7%             16.7%             16.7%            16.7%


SPANLINK COMMUNICATIONS, INC.
COST OF EQUITY CAPITAL



COST OF EQUITY
BUILD-UP METHOD

Cost of equity at mid-point
of 22% to 26% range             24.0%

Less: risk-free rate            -5.1%      current yield on 30 year T-bonds
Less: equity risk premium       -7.8%      return on large capitalization stocks
                                           over risk-free rate from 1926-1997
                                           (1998 SBBI Yearbook)
Less: small stock premium       -5.4%      return on microcapitalization stocks
                                           (decile 10-under $130 million) over
                                           large capitalization stocks from
                                           1926-1997

Implied qualitative premium      5.7%      incremental required return due to
                                           risk associated with industry sector
                                           and company

IV.      COMPARABLE PUBLIC COMPANY ANALYSIS

         The Comparable Public Company Analysis involves comparing certain fundamental data and performance measures of Spanlink to a group of publicly traded peers to determine an implied market trading value of a minority interest. Comparative analysis is particularly useful for valuing thinly traded micro-capitalization stocks of public companies (often characterized by substantial insider ownership and/or limited research coverage) since the market trading value may not fully reflect current performance and prospects for the Company.

         We reviewed information on business operations, financial performance and valuation multiples for publicly traded companies in the computer telephony/call center industry and selected ten companies as a basis for comparison. We note that Spanlink=s earnings growth rate over the next three years is expected to exceed 60% per year, significantly higher than all of the comparable public companies. Given this growth differential and considering Spanlink=s relatively early stage of business development, in our opinion, it was appropriate to capitalize 1999 projected revenue and 2000 projected earnings in order to reflect value as opposed to using trailing twelve month results.

         In selecting an appropriate revenue multiple to apply to Spanlink=s 1999 projected revenue, we used the 2.0x average multiple of the comparable public companies. This approach produced a value for Spanlink of $6.94 per share. In the second approach, we applied a 20 to 28 range of P/E multiples to 2000 projected earnings to derive value. The P/E multiples were selected based on the comparable public companies with consideration of Spanlink=s relative investment risk and growth prospects. Furthermore, since we are using P/E ratios calculated with latest 12 month earnings data to capitalize Spanlink=s future earnings, we applied two-year present value factors at rates of between 22% and 26% to obtain estimates of current stock values. This approach produced minority values ranging from $6.18 to $8.11 per share with a mid-point value of $7.18.

         In summary, the comparable public company analysis produced a range of minority interest values of $7.18 per share (based on capitalization of 2000 net income using the mid-point value) to $6.94 per share (based on capitalization of 1999 revenue) with a mid-point value of $7.06. Applying control premiums ranging from 20% to 40% to the $7.06 mid-point value produced sale/merger values of $8.47 to $9.88 per share.

SPANLINK COMMUNICATIONS, INC.

MARKET COMPARISON OF SELECTED PUBLIC COMPANIES
 (dollars in millions, except per share data)

--------------------------------------------------------------------------------------------------------------

                                                                               Prices   Earnings Per Share (a)
                                             Latest          52 Week   Price   As % Of  ----------------------
Company Name (Ticker)                   FYE  Quarter     High     Low  1/22/99  High     LTM    1998    1999
--------------------------------------------------------------------------------------------------------------
Syntellect, Inc. (SYNL)                 Dec     9/98     $3.00   $1.00  $2.31   77.0%   $0.17  ($0.29) $0.05
Talk Corporation (TALX)                 Mar     9/98      7.25    3.00   7.00   96.6%   (0.25)   0.14   0.26
Davox Corporation (DAVX)                Dec     9/98     35.50    4.75   6.50   18.3%    0.99    0.68   0.76
Brite Voice Systems, Inc. (BVSI)        Dec     9/98     14.00    7.13   8.00   57.1%    1.63    0.38   0.51
Edify Corporation (EDFY)                Dec     9/98     20.88    4.63   7.50   35.9%   (0.32)  (0.08)  0.25
Periphonics Corporation (PERI)          May    11/98     14.00    4.50  11.00   78.6%    0.40    0.52   0.75
Melita International Corporation (MELI) Dec     9/98     19.00    7.00  15.00   78.9%    0.71    0.72   0.89
InterVoice, Inc. (INTV)                 Feb    11/98     34.00    7.00  32.00   94.1%    0.01    1.22   1.45
Geneysis Telecom. Labs, Inc. (GCTI)     June    9/98     39.75    9.13  28.00   70.4%    0.48    0.66   1.03
GeoTel Comm. Corp. (GEOC)               Dec     9/98     36.00    6.75  28.75   79.9%    0.33    0.29   0.40





Spanlink Communications, Inc (SPLK)(c)  Dec     9/98     $4.38   $2.19  $4.00   91.4%   $0.05   $0.12  $0.34
(Continued)

(table Continued)
--------------------------------------------------------------------------------------------------------------
                                                                                   Book
                                            Price/Earnings Ratio           (b)    Value   Market
                                            --------------------  Shares  Market   Per    Value/     Div.
Company Name (Ticker)                        LTM    1998    1999   Out.   Value   Share   BVPS      Yield
--------------------------------------------------------------------------------------------------------------
Syntellect, Inc. (SYNL)                      13.6    nm     46.2   13.65   $31.5   $1.44   1.60       nm
Talk Corporation (TALX)                      nm      50.0   26.9    5.35    37.5   12.24   0.57       nm
Davox Corporation (DAVX)                      6.6     9.6    8.6   14.26    92.7    4.59   1.42       nm
Brite Voice Systems, Inc. (BVSI)              4.9    21.1   15.7   12.22    97.8    5.97   1.34       nm
Edify Corporation (EDFY)                     nm      nm     30.0   17.32   129.9    2.97   2.52       nm
Periphonics Corporation (PERI)               27.5    21.2   14.7   13.48   148.3    5.78   1.90       nm
Melita International Corporation (MELI)      21.1    20.8   16.9   15.22   228.3    2.80   5.36       nm
InterVoice, Inc. (INTV)                    3200.0    26.2   22.1   13.77   440.6    4.43   7.22       nm
Geneysis Telecom. Labs, Inc. (GCTI)          58.3    42.4   27.2   22.86   640.1    3.22   8.70       nm
GeoTel Comm. Corp. (GEOC)                    87.1    99.1   71.9   26.82   771.1    1.83  15.70       nm
                                           ---------------------                          --------------
                                     Mean    17.2    23.5   20.2                           3.40       nm
                                     Median  17.4    21.0   19.5                           2.21       nm


Spanlink Communications, Inc (SPLK)(c)       80.0    33.3   11.8    5.08   $20.3   $0.63   6.35       nm


S&P 500 Index                                     1279.64  956.95 1255.98  98.2%
Russell 2000 Index                                 491.41  310.28 422.44   86.0%


NOTES
----------------
(a) LTM = latest 12 months - used LTM data if at least 6 months from fiscal year-end (excludes extraordinary or one-time gains/losses) 1998 and 1999 projection based on average of all estimates (reported by IBES International, Inc.)
(b) Market Value = price times common shares outstanding (excludes options, convertibles and other common stock equivalents)
(c)      DSS research dept. estimate as published
Italicized data excluded from calculation nm - not meaningful na - not available

SPANLINK COMMUNICATIONS, INC.

MARKET COMPARISON OF SELECTED PUBLIC COMPANIES
 (dollars in millions)

---------------------------------------------------------------------------------------------------------------------------

                                        (a)              (b)          LTM                              Enterprise Value to:
                                       Total   Total     Ent.  --------------------   EBIT   EBITDA    --------------------
Company Name (Ticker)                  Debt    Cash    Value    Rev.   EBIT   EBITDA  Margin Margin     Rev.  EBIT   EBITDA
---------------------------------------------------------------------------------------------------------------------------
Syntellect, Inc. (SYNL)                $0.7   $11.7    $20.5   $44.8   ($6.9) ($3.6) -15.4%   -8.0%     0.5   nm       nm
Talk Corporation (TALX)                 0.8    0.10     38.2    23.8    (2.3)   0.4   -9.7%    1.6%     1.6   nm      97.8
Davox Corporation (DAVX)                0.0   55.40     37.3    91.1    16.7   20.0   18.3%   22.0%     0.4    2.2     1.9
Brite Voice Systems, Inc. (BVSI)        0.0    11.5     86.3   139.6     5.6    9.8    4.0%    7.0%     0.6   15.4     8.8
Edify Corporation (EDFY)                0.4    30.2    100.1    67.4    (2.2)   2.0   -3.3%    3.0%     1.5   nm      50.1
Periphonics Corporation (PERI)          0.0    25.8    122.5   132.3     8.4   14.2    6.3%   10.7%     0.9   14.6     8.6
Melita International Corporation (MELI) 0.0    27.3    201.0    85.6    15.5   17.3   18.1%   20.2%     2.3   13.0    11.6
InterVoice, Inc. (INTV)                 9.0     8.3    441.3   120.8     8.5   19.8    7.0%   16.4%     3.7   51.9    22.3
Geneysis Telecom. Labs, Inc. (GCTI)     0.4    47.3    593.2    84.7    11.3   17.7   13.3%   20.9%     7.0   52.5    33.5
GeoTel Comm. Corp. (GEOC)               0.0    49.7    721.4    36.3     8.7    9.7   24.0%   26.7%    19.9   82.9    74.4
                                                                                     --------------------------------------
                                                                            Mean       6.3%   12.0%     2.1   14.3    12.8
                                                                            Median     6.7%   13.6%     1.5   14.6    10.2


Spanlink Communications, Inc (SPLK)    $0.9   $0.17    $21.1    $9.9   $0.29  $0.63    2.9%    6.4%     2.1   72.6    33.4
(continued)

(table continued
-------------------------------------------------------------------------------------------------------
                                                                           1998 vs.    (d)     1999 P/E/
                                             3 Year CAGR (c)                1999     Est. 5 yr Est. 5 yr
                                         --------------------------------   Net.Inc.  Net.Inc. Net. Inc.
Company Name (Ticker)                      Rev.    EBIT    EBITDA   EPS     Growth    Growth   Growth
---------------------------------------  --------------------------------------------------------------
Syntellect, Inc. (SYNL)                    -3.3%  nm       nm       nm    -117.2%     10.0%      na
Talk Corporation (TALX)                    20.8%  nm       -49.9%   nm      nm        27.5%      97.9%
Davox Corporation (DAVX)                   34.3%   50.5%    38.7%   34.2%   nm         na        na
Brite Voice Systems, Inc. (BVSI)           12.9%  -26.8%   -18.3%   70.3%   34.2%     17.5%      89.6%
Edify Corporation (EDFY)                   61.5%  nm       185.7%   nm    -412.5%     29.0%      40.0%
Periphonics Corporation (PERI)             14.2%  -16.6%    -6.5%  -16.6%   44.2%     18.5%      79.3%
Melita International Corporation (MELI)    34.3%   48.8%    44.8%   -6.6%   23.6%     30.0%      56.2%
InterVoice, Inc. (INTV)                     7.6%  -30.3%   -12.4%  -73.2%   18.9%     19.0%     116.2%
Geneysis Telecom. Labs, Inc. (GCTI)       108.8%  206.9%   159.9%  209.8%   56.1%     54.0%      50.3%
GeoTel Comm. Corp. (GEOC)                 189.2%  344.7%   221.2%   91.5%   37.9%     52.0%     138.2%
                                         ---------------  ---------------------------------------------
                              Mean         48.0%   33.2%    62.6%   31.1%  -44.1%     28.6%      83.5%
                              Median       27.6%   48.8%    38.7%   34.2%   21.2%     27.5%      84.5%


Spanlink Communications, Inc (SPLK)        32.0%   13.2%    29.5%  -10.6%  183.3%     50.0%      86.2%



NOTES
-----------------
EBIT = earnings before interest and taxes (excludes interest income)
EBITDA = earnings before interest, taxes and depreciation & amortization
(a) Total debt includes interest bearing debt plus capital lease obligations
(b) Enterprise value defined as market value of equity plus total debt, minority interest and preferred stock less cash and marketable securities
(c) As reported by IBES International, Inc.
CAGR = compound annual growth rate (rate computed for less than three years if losses occurred)
Italicized data excluded from calculation nm - not meaningful na - not available

SPANLINK COMMUNICATIONS, INC.

MARKET COMPARISON OF SELECTED PUBLIC COMPANIES
 (dollars in millions, except per share data)

---------------------------------------------------------------------------------------------------------
                                                       REVENUES                            EBIT
                                       ------------------------------  ---------------------------------
Company Name (Ticker)                  1994     1995    1996    1997     1994    1995     1996    1997
---------------------------------------------------------------------------------------------------------
Syntellect, Inc. (SYNL)                $45.4   $49.5   $55.3    $48.2    $1.8    ($7.6)  ($3.0)   ($6.7)
Talk Corporation (TALX)                  9.9    13.5    18.4     21.3    (0.8)     0.6     1.7     (1.3)
Davox Corporation (DAVX)                30.1    37.6    53.6     76.8    (2.4)     4.9     9.0     18.9
Brite Voice Systems, Inc. (BVSI)        79.9    97.1   110.4    119.9    13.0     14.3    11.7      2.4
Edify Corporation (EDFY)                 8.4    16.0    33.0     57.1    (1.8)    (0.2)   (2.2)     2.3
Periphonics Corporation (PERI)          64.8    88.8   111.2    117.3     6.9     14.5    20.2      6.4
Melita International Corporation (MELI) na      35.3    47.5     65.8     na       4.7     7.4     11.4
InterVoice, Inc. (INTV)                 76.3    97.1   104.9    102.3     9.3     25.1    19.4     (7.6)
Geneysis Telecom. Labs, Inc. (GCTI)      4.5     9.3    37.5     84.7     0.2     (3.3)    1.2     11.3
GeoTel Comm. Corp. (GEOC)                0.0     1.5     9.1     18.6    (3.1)    (4.0)    0.4      3.5


Spanlink Communications, Inc (SPLK)     $4.6    $4.3    $5.4     $6.6    $0.3     $0.2   ($3.0)   ($2.1)

(continued

(table continued)
--------------------------------------------------------------------------------------------------------
                                                        EBITDA                     EARNINGS PER SHARE
                                       -----------------------------------------------------------------
Company Name (Ticker)                   1994    1995     1996    1997     1994    1995     1996    1997
--------------------------------------------------------------------------------------------------------
Syntellect, Inc. (SYNL)                 $2.0    ($7.4)  ($2.8)   ($6.2)  $0.25   ($1.24) ($0.21)  $0.01
Talk Corporation (TALX)                  1.2      3.1     4.2      1.3    na       na      0.18   (0.13)
Davox Corporation (DAVX)                 0.7      7.5    11.4     22.3   (0.67)    0.41    0.85    1.60
Brite Voice Systems, Inc. (BVSI)        15.7     18.0    15.6      6.3    0.38     0.33    0.73    0.98
Edify Corporation (EDFY)                (1.1)     0.7    (0.2)     5.5    na      (0.01)  (0.07)   0.24
Periphonics Corporation (PERI)           9.1     17.4    23.9     11.5    0.32     0.69    0.90    0.32
Melita International Corporation (MELI)  na       5.7     8.5     12.7    na      na       na      0.76
InterVoice, Inc. (INTV)                 12.8     29.5    24.4      2.1    0.08     0.52    0.40   (0.17)
Geneysis Telecom. Labs, Inc. (GCTI)      0.3     (3.0)    2.6     17.7    na      na       0.05    0.37
GeoTel Comm. Corp. (GEOC)               (2.9)    (3.6)    0.9      4.2    na      na       0.09    0.24


Spanlink Communications, Inc (SPLK)     $0.4     $0.3   ($2.8)   ($1.9)  $0.09    $0.07  ($0.66) ($0.42)


SPANLINK COMMUNICATIONS, INC.

MARKET COMPARISON OF SELECTED PUBLIC COMPANIES
 (dollars in millions)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Leverage/Coverage Ratios
                                                                      Balance Sheet Data (a) ---------------------------------------
                                             Return on Equity         ----------------------    (b)    Total          LTM
                                     -------------------------------  Total    Total   Book    Debt/   Liab./ Debt/  EBITDA/ Current
Company Name (Ticker)                  1994    1995    1996    1997   Assets   Liab.   Value Tot. Cap. Equity EBITDA Int. Exp. Ratio
------------------------------------------------------------------------------------------------------------------------------------
Syntellect, Inc. (SYNL)                 6.0%  -54.0%  -12.0%    0.6%   $32.1   $12.4   $19.7    3.4%   62.9%  -19.4%    nm      2.0
Talk Corporation (TALX)                na     -11.0%   -9.8%   -5.4%    25.1     5.5    19.6    3.9%   28.1%  205.1%    nm      2.2
Davox Corporation (DAVX)              -80.0%   58.6%   54.0%   47.8%    93.4    27.9    65.5    0.0%   42.6%    0.0%    nm      3.1
Brite Voice Systems, Inc. (BVSI)       13.8%   10.4%   18.1%   18.8%   103.5    30.5    73.0    0.0%   41.8%    0.0%    nm      2.7
Edify Corporation (EDFY)               na       0.8%   -4.3%    7.5%    70.7    19.2    51.5    0.8%   37.3%   20.0%    nm      3.3
Periphonics Corporation (PERI)         15.2%   20.0%   19.3%    5.9%   100.6    22.7    77.9    0.0%   29.1%    0.0%    nm      3.6
Melita International Corporation (MELI)na      na      86.8%   43.7%    64.3    21.7    42.6    0.0%   50.9%    0.0%    nm      2.7
InterVoice, Inc. (INTV)                 4.6%   29.5%   16.3%   -7.2%    93.3    32.3    61.0   12.9%   53.0%   45.5%    nm      1.8
Geneysis Telecom. Labs, Inc. (GCTI)    na     176.0%    2.9%   12.2%   104.7    31.1    73.6    0.5%   42.3%    2.3%    nm      2.7
GeoTel Comm. Corp. (GEOC)              10.0%   10.0%   10.0%   10.0%    63.9    14.8    49.1    0.0%   30.1%    0.0%    nm      4.0
                             -------------------------------------------------------------------------------------------------------
          Mean                         -6.1%    2.8%   18.1%   13.4%                            2.2%   41.8%   25.3%    nm      2.8
          Median                       11.3%    0.8%   13.2%    8.8%                            0.3%   42.0%    0.0%    nm      2.7


Spanlink Communications, Inc (SPLK)    na     -67.9% -113.5%  -52.3%    $5.9    $2.7    $3.2   22.0%   84.4%  142.9%    nm      1.6




NOTES
--------------
(a) Balance sheet data as of latest quarter
(b) Total capitalization defined as interest bearing debt plus minority interest, preferred stock and common stockholders' equity

SPANLINK COMMUNICATIONS, INC.

Enterprise Value / 1999 Projected Revenue Multiples
Ranked By Projected Long Term Earnings Growth Rate
 (dollars in millions)

--------------------------------------------------------------------------------
                                                                    Enterprise
                                                                    Value as a
                                                                    Multiple of:
                                                 1999    Est. 5 yr      1999
                                                 Proj.   Net. Inc.      Proj.
Company Name (Ticker)                            Rev.    Growth         Rev.
--------------------------------------------------------------------------------
Syntellect, Inc. (SYNL)                         $58.0      10.0%        0.4
Davox Corporation (DAVX)                        133.0      17.5%        0.3
Periphonics Corporation (PERI)                  168.0      18.5%        0.7
InterVoice, Inc. (INTV)                         155.0      19.0%        2.8
Talk Corporation (TALX)                          36.1      27.5%        1.1
Brite Voice Systems, Inc. (BVSI)                168.5      29.0%        0.5
Melita International Corporation (MELI)         109.0      30.0%        1.8
GeoTel Comm. Corp. (GEOC)                        72.5      52.0%       10.0
Geneysis Telecom. Labs, Inc. (GCTI)             165.9      54.0%        3.6
Edify Corporation (EDFY)                         98.1       na          nm
--------------------------------------------------------------------------------
                        Arithmetic Mean                                 2.3
                        Harmonic Mean                                   2.0  (a)
                        Median                                          1.1

                        Mean based on Companies with:
                           Greater than 25% LT Growth                   1.7  (b)
                           Less than 25% LT Growth                      1.1



NOTES
---------------
(a) Harmonic mean for all companies is 2.0x and is calculated as total enterprise value for the group divided by total revenue for the group. Each company's multiple is therefore weighted based on its revenue and enterprise value relative to the group total (includes Edify Corp.)

(b)      excluding GeoTel Comm. Corp.

SPANLINK COMMUNICATIONS, INC.

VALUATION USING PRICE/PROJECTED REVENUE MULTIPLE
 (dollars in millions, except per share)

--------------------------------------------------------------------------------------------
                                                     IMPLIED      DEBT      IMPLIED
                             SPLK    ENT VALUE/      ENTERPRISE   LESS      EQUITY       PER
VALUATION PARAMETER          DATA    LTM REVENUES    VALUE        CASH      VALUE      SHARE
-------------------------    ------  ------------    ----------   ------    -------    -----
1999 Projected Revenues      $18.0      2.0 x        $36.00       $0.73     $35.3      $6.94








NOTES
--------------------
Selected multiple equal to the harmonic mean multiple for all of the comparable public companies

SPANLINK COMMUNICATIONS, INC.

VALUATION ANALYSIS BASED ON ESTIMATED 2000 EARNINGS PER SHARE



                                                                       Present Value of Future Stock Prices
Projected 2000 Net Income                              $2,668,000           at Discount Rates of:
Common Shares Outstanding                              $5,800,000     -------------------------------------
EPS, 2000                                                   $0.46       22%          24%           26%
                                                       ----------------------------------------------------
Implied Stock Price
                           P/E Multiple        20           $9.20     $6.18        $5.98         $5.80
                           P/E Multiple        22          $10.12     $6.80        $6.58         $6.37
                           P/E Multiple        24          $11.04     $7.42        $7.18         $6.95
                           P/E Multiple        26          $11.96     $8.04        $7.78         $7.53
                           P/E Multiple        28          $12.88     $8.65        $8.38         $8.11




NOTES
-------------------
Range of P/E ratios derived from the comparable public companies

Because P/E ratios based on latest 12 months earnings are being applied to Spanlink's future earnings, we have discounted the stock prices to present value for two years at the equity cost of capital.

EPS calculated using a 40% tax rate on pretax earnings and fully diluted shares outstanding

DESCRIPTION OF COMPARABLE PUBLIC COMPANIES
Brite Voice Systems, Inc. designs, integrates, assembles, markets, and supports voice processing and call processing systems and services. The Company=s services and systems integrate voice recognition, voice/facsimile messaging, audio-tex, and interactive computer applications. Brite also offers a variety of telecommunications management services.

Davox Corporation supplies inbound, outbound, and call-blended solutions for businesses involved in collections, telemarketing, customer service, fund-raising, and other customer contact activities. The Company markets suites of call center management solutions under the names "Unison" and "Concerto" that provide open system, client/server, and relational database technology.

Edify Corporation provides software and services to help corporations build software-automating business processes that involve direct information access by customers, employees, and prospects. The Company=s technologies enable information retrieval from various data sources, and its presentation through telephones, Internet browsers, pagers, fax machines and electronic mail.

Genesys Telecommunications Laboratories, Inc. provides telecommunications framework and a suite of applications including call routing, reporting, outbound dialing, Internet, and video multimedia applications. The Company develops software solutions for the finance, healthcare, telemarketing, telecommunications, retail, and transportation industries.

GeoTel Communications Corporation provides Computer Telephony Integration (CTI) software solutions focused on voice and data routing technology. The Company=s products enable customer-oriented companies to deliver responsive and cost-effective customer service. GeoTel sells its products around the world.

InterVoice, Inc. develops, sells, and services call automation systems. The Company=s systems include interactive voice response systems, which allow individuals access to computer databases using their telephones, personal computers, credit card terminals, or voices.

Melita International Corporation provides customer contact and intelligent call management systems that enable businesses to automate call center activities and enhance their telephony-based computer interaction. The Company=s principal product is "PhoneFrame Explorer." Melita currently has over 600 systems installed worldwide.

Periphonics Corporation develops, markets, and supports products and services for computer telephony integration and for telecom enhanced network services. The Company uses interactive voice response speech input, messaging, fax, and Web browsers. Periphonics=s products and services automate cell transaction processing.

Syntellect Inc. develops, markets, and integrates voice, Internet, and call processing systems and services and applications software solutions worldwide. The Company=s product line includes voice processing, Internet transaction processing, computer telephony integration, and predictive dialing products. Syntellect operates a worldwide distribution network.

TALX Corporation provides interactive Web, interactive voice response, computer telephony integration software, and services. The Company=s customers include large organizations such as federal government agencies and Fortune 500 companies. TALX=s software and services enable an organization=s employees and others to access, input, and update information without human assistance.

V.       ANALYSIS OF COMPARABLE MERGER AND ACQUISITION TRANSACTIONS

         The Comparable Merger and Acquisition Transaction Method involves a review of the purchase price and valuation multiples paid in selected merger and acquisition transactions of similar public and private companies. These transactions represent a change-of-control, therefore no control premium is required. This is in contrast to the discounted cash flow and the comparable public company methods which measure a minority interest value and require that a control premium be applied to estimate a sale/merger value.

         We recognize that stock market and economic conditions can affect merger values as well as individual company performance and perceived synergies between two companies. Nonetheless, the values placed on similar companies in sale/merger transactions does provide important valuation parameters in the merger market.

         We reviewed transactions since 1996 involving the sale or merger of public companies or the purchase of private companies by public companies (to the extent financial data was disclosed) in the computer telephony/call center industry and related software companies that were under $200 million in transaction value. We located four transactions as listed on the following page. Applying both the median revenue and net income multiples to Spanlink=s 1998 financial data produced a range of values of $7.46 to $8.36 per share. Because the transactions represent acquisition of control, we have not applied a control premium. However, given the limited number of data points in the computer telephony/call center industry, and the wide range of multiples in general, we would place less weight on the results of this method as compared to the discounted cash flow and comparable public company methods.

SPANLINK COMMUNICATIONS, INC.

COMPARABLE MERGER & ACQUISITION TRANSACTIONS
 (dollars in millions)

------------------------------------------------------------------------------------------------------------------------------------
                                                                   Puchase Price
                                                                  --------------                                  Premium
                                                                   LTM    CFYe                  Ent. Value/LTM      Over     Method
                                       Date            PURCHASE    Net     Net      ENT.    --------------------- Unaffected   of
Acquiror / Target                     Announced         PRICE     Income  Income   VALUE    Rev.   EBIT    EBITDA   Price    Payment
------------------------------------------------------------------------------------------------------------------------------------
Oracle Corporation /                  8/21/98           $11.4       nm      na     $10.6     0.6      nm      nm     24.0%    Cash
    Versatility, Inc.


Aspect Telecommunications, Inc. /     4/01/98          $71.00       nm      na      78.1     2.7      nm      nm     na       Cash
  Voicetek Telecommunications Corp.


Davox Corp. /                         3/10/98            84.9       nm      na      82.5    12.1      nm      nm     43.1%    Stock
   AnswerSoft, Inc.


Seibel Systems, Inc. /                3/02/98         $462.20    $75.77  $64.90    395.2     4.5     39.1    28.6    88.6%    Stock
  Scopus Technology, Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                              Mean     $157.4      75.8    64.9   $141.6     5.0     39.1    28.6    51.9%
                                              Median    $78.0    $75.77  $64.90    $80.3     3.6    $39.1   $28.6    43.1%



NOTES
-------------
na = not availabe
nm = not meaningful
All company financial data available at time of the initial announcement Purchase Price = consideration paid for common stock
Enterprise Value = Puchase price plus debt less cash
Transactions represent change of corporate control
Unaffected price is trading price 5 days prior to initial announcement of the proposed transaction
Premium is based on the percent that the transaction price exceeds the stock trading price 5 days prior to announcement of the transaction

A review of 33 sale/merger transactions of selected software and technology companies under $200 million in transaction value produced the following multiples (excluding outliers):

                                      LTM    LTM     5 Day  30 Day
                                       Rev. Net Inc Premium Premium
                                  ---------------------------------
                          Mean        3.1    40.0    62.4%   73.4%
                          Median      2.4    42.7    36.1%   55.8%
                          High       14.7    72.7   432.2%  288.6%
                          Low         0.6    18.0     7.9%    1.9%

SPANLINK COMMUNICATIONS, INC.

VALUATION ANALYSIS USING COMPARABLE MERGER & ACQUISITION TRANSACTIONS
 (dollars in millions, except per share)
------------------------------------------------------------------------------

                                    MEDIAN MULTIPLE OF COMPARABLE MERGER &
                                    ACQUISITION TRANSACTIONS
                         -----------------------------------------------------

                          SPLK       PRICE/
VALUATION PARAMETER       DATA       LTM EARNINGS
--------------------     -------    --------------
1998 Earnings              $0.50       75.8 x






                                    MEDIAN MULTIPLE OF COMPARABLE MERGER &
                                    ACQUISITION TRANSACTIONS
                         -----------------------------------------------------
                                                    IMPLIED          DEBT
                          SPLK      ENT. VALUE/     ENTERPRISE       LESS
VALUATION PARAMETER       DATA      LTM  REVENUE    VALUE            CASH
--------------------     -------    ------------   ------------      -----
1998 REVENUE               $12.0        3.6 x        $43.20          $0.73





                         IMPLIED
                         EQUITY        PER
VALUATION PARAMETER      VALUE       SHARE
---------------------    --------   -------
LTM Earnings               $37.9      $7.46
LTM Revenue                $42.5      $8.36
                         --------   -------
                 Mean      $40.2      $7.91

VI.      VALUATION CONCLUSION

              METHODOLOGY                               VALUATION RANGES
              --------------------------------          ----------------
               DISCOUNTED CASH FLOW                     $9.52 to $11.10
               COMPARABLE PUBLIC COMPANY                $8.47 to $ 9.88
               COMPARABLE M/A TRANSACTIONS              $7.46 to $ 8.36

                   REFERENCE RANGE                      $8.00 to $10.00

         To establish the reasonableness of our conclusions, we estimated Spanlink=s potential earnings to a typical buyer by increasing Spanlink=s projected 1999 stand-alone net income of $1.1 million by 50% to equal $1.65 million. This represents our estimate of the level of earnings a buyer might be expected to generate from Spanlink through operational synergies. A buyer would pay for Spanlink=s stand-alone earnings plus some portion of the $550,000 incremental earnings from synergies ($1.65 million less $1.1 million). We assumed that a buyer would pay Spanlink between 30% and 70% of the incremental value from synergies(1). Using that assumption and a 30 to 40 range of P/E multiples(2), this analysis produced a range of control values for Spanlink of between $7.47 to $11.69 per share with a mid-point of $9.47. The results, shown on the following page, support our valuation conclusion of $8.00 to $10.00 per share.

---------------
 (1) Generally, the more potential buyers who can realize full synergies, the higher the percentage of synergies the ultimate buyer will pay the seller for.

 (2) In 1997, the median P/E multiple paid in 69 public company mergers/acquisitions, between $50 and $100 million in value, was 22.7. P/E multiples in software industry transactions as well as trading multiples of related public companies are substantially higher than 22.7. In our opinion, it is reasonable to expect a buyer to pay 30 to 40 times Spanlink=s 1999 projected earnings.

SPANLINK COMMUNICATIONS, INC.

VALUATION ANALYSIS
BASED ON PROJECTED 1999 EARNINGS WITH SYNERGIES
($000's, except per share)


    Projected 1999 Net Income / Stand-Alone:                $1,100
    Projected 1999 Net Income / With Full Synergies:        $1,650


                                                                                 TOTAL VALUE BASED ON
                                                                             RANGE OF BUYOUT P/E RATIOS
                                                                              30                35              40
          Percent of Synergies Buyer Willing to Pay For:                   -----------------------------------------
                                                              30%          $37,950           $44,275         $50,600
                                                              50%          $41,250           $48,125         $55,000
                                                              70%          $44,550           $51,975         $59,400



                                                                                PER SHARE VALUE BASED ON
                                                                                RANGE OF BUYOUT P/E RATIOS
                                                                             30                35              40
          Percent of Synergies Buyer Willing to Pay For:                   -----------------------------------------
                                                              30%            $7.47             $8.72           $9.96
                                                              50%            $8.12             $9.47          $10.83
                                                              70%            $8.77            $10.23          $11.69

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